Exhibit 99.1

Advanced Energy Solutions

PRESS RELEASE

ENERFUEL TO EXHIBIT PORTABLE FUEL CELL CAMERA AT 2007 FUEL CELL SEMINAR AND EXPOSITION

FORT LAUDERDALE, FL – October 3, 2007 — Ener1, Inc. (OTCBB: ENEI) today announced that its EnerFuel subsidiary will exhibit EnerOptix, a new fuel-cell-powered remote surveillance camera, at the 2007 Fuel Cell Seminar and Exposition in San Antonio Texas October 15-19, 2007. A limited number of the recently completed beta version of the product will be available for sale in late October.

The four-camera system streams digital photos to a secure online web server, allowing consumers to view remote locations continuously. The camera can operate from 90-180 days depending on the number of photos taken per hour. The variety of uses include monitoring vacation homes during the off-season, observing a hunting blind from the cabin or taking continuous nature photos while hiking. In order to provide the continuous power, EnerFuel developed a unique method of extracting hydrogen from a chemical hydride.

Rex Hodge, President of EnerFuel, stated, “While fuel cell powered automobiles and stationary power are part of our energy future, we believe there is a market and technology today for portable-fuel-cell-powered consumer products. Our proprietary method of creating remote energy can be applied to many consumer products with low power requirements.”

Charles Gassenheimer, Vice Chairman of Ener1, commented, “We congratulate the EnerFuel team members who tirelessly developed this product in record time. We established a number of milestones in June 2007, and our employees continue to deliver to our shareholders on those promises.”

About the 2007 Fuel Cell Seminar & Exposition
Over 2300 participants and 175 exhibiting companies—representing over 36 different countries—attend the annual Fuel Cell Seminar & Exposition. Participants include technical leaders, scientists, educators, researchers, developers, investors, students and manufacturers of fuel cell products. The Fuel Cell Seminar & Exposition offers technical papers, exhibits and coverage of the latest technical advances in the field. The simultaneous technical sessions discuss progress in four main areas: utility, residential, vehicle and portable, and discusses challenges in costs, fuels, storage, reliability, lifetime and adoptability. http://www.fuelcellseminar.com/index.asp

About Ener1, Inc.
Ener1, Inc. (OTCBB: ENEI) is an alternative energy technology company that is developing 1) lithium ion batteries for hybrid electric vehicles (HEV) at its 80.5% owned EnerDel subsidiary, 2) commercial fuel cell products through its EnerFuel subsidiary, and 3) nanotechnology-based materials and manufacturing processes for batteries and other applications at its NanoEner subsidiary. For more information, visit http://www.ener1.com or call 954-556-4020.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 conveying management expectations as to the future based on plans, estimates and projections at the time the statements are made. The forward-looking statements contained in this press release involve risks and uncertainties, including, but not necessarily limited to: the Company’s ability to achieve the milestones upon which funding from its controlling shareholder is conditioned; EnerDel’s ability to succeed as a supplier of batteries to the hybrid electric vehicle and other markets; Ener1’s ability to successfully develop and market proposed lithium battery, fuel cell and nanotechnology-based products and services; the degree of competition in the markets for lithium battery, fuel cell and nanotechnology-based products and services; Ener1’s history of operating losses; EnerFuel’s ability to complete the development of and sell the surveillance camera; the lack of operating history for the development stage Ener1 businesses; the need for additional capital; the dependency upon key personnel; and other risks detailed in filings made from time to time with the Securities and Exchange Commission. These risks and uncertainties could cause actual results or performance to differ materially from any future results or performance expressed or implied in the forward-looking statements included in this release. Ener1 undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further details contact:	For media inquiries:
Jerry Herlihy Ener1, Inc. T: (954) 556-4020 e-mail: jherlihy@ener1.com	Victor Webb/Madlene Olson Marston Webb International T: (212) 684-6601 e-mail: marwebint@cs.com